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                                                                    Exhibit b(2)

                                   MASTER NOTE
                           (FIXED AND FLOATING RATES)

$40,000,000.00                                               Date:  May 18, 2000

FOR VALUE RECEIVED, Welch Allyn Inc., a New York corporation (the "Borrower"), promises to pay to the order of BANK ONE, NA (the "Lender"), in lawful money of the United States at the office at the Lender at 1 Bank One Plaza, Chicago, Illinois, or as the Lender may otherwise direct, the lesser of Forty Million and No/100ths Dollars ($40,000,000.00) or the aggregate outstanding unpaid principal amount of the Term Loan evidenced hereby, together with interest as provided below. The Term Loan shall be payable in full on the Maturity Date.

Any person authorized to borrow on behalf of the Borrower (an "Authorized Person") may request the Term Loan (or a change in the interest rates applicable to portions thereof) by telephone or telex. The Borrower agrees that the Lender is authorized to honor requests which it believes, in good faith, to emanate from an Authorized Person, whether in fact that be the case or not.

The Term Loan may bear interest at either (i) a rate of interest equal to the prime rate of interest announced from time to time by the Lender or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the "Prime Rate"; the portion of the Term Loan bearing interest at the Prime Rate being herein called a "Floating Rate Loan") or (ii) a fixed rate for a specific interest period as may be agreed upon by the Lender and the Borrower (the portion of the Term Loan bearing interest at a fixed rate being herein called a "Fixed Rate Loans" and, collectively with the Floating Rate Loan, called the "Loans"). The Term Loan shall be a Floating Rate Loans unless the Lender and the Borrower agree to a fixed rate for a specific interest period. At the expiration of an interest period applicable to a Fixed Rate Loan, such Fixed Rate Loan shall automatically convert into a Floating Rate Loan unless the Lender and the Borrower agree to a fixed rate for a new interest period. Interest on each Fixed Rate Loan shall be payable on the last day of the interest period for such Fixed Rate Loan, on the Maturity Date and on demand thereafter. Interest on Floating Rate Loans shall be payable on the last day of each month, on the Maturity Date and on demand thereafter. Any Floating Rate Loan or Fixed Rate Loan which is not paid on the Maturity Date (or any earlier accelerated maturity data) shall bear interest at a rate equal to the sum of the Prime Rate plus 25% per annum, changing when and as the Prime Rate changes.

Each payment of principal or interest hereunder shall be made in immediately available funds. If any payment shall become due and payable on a Saturday, Sunday or legal holiday under the laws of Illinois, such payment shall be made on the next succeeding business day in Illinois and any such extended time of the payment of principal or interest shall be included in computing interest. All interest hereunder shall be computed for the actual number of days elapsed on a 360-day year basis. The Borrower hereby authorizes the Lender to deposit the proceeds of the Term Loan to, and to charge payments of principal and interest against, the Borrower's deposit account with the Lender.

A Fixed Rate Loan may not be prepaid prior to the last day of its applicable interest period
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without the written consent of the Lender. If, for any reason, any payment of a
Fixed Rate Loan occurs prior to the last day of its applicable interest period, the Borrower will indemnify the Lender for any loss or cost which the Lender determines is attributable to such payment, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Fixed Rate Loan. Floating Rate Loans may be prepaid by the Borrower, without premium or penalty.

The Borrower hereby authorizes the Lender to record the Term Loan, interest rates, interest periods, repayments, and payment dates on the schedule attached to this Note or otherwise in accordance with the Lenders usual practice. The obligation of the Borrower to repay the Term Loan made hereunder shall be absolute and unconditional notwithstanding any failure of the Lender to enter such amounts on such schedule or to receive written confirmation of the transaction from the Borrower. If the Lender requests a written confirmation of the requested Term Loan (or any rate selection applicable to any portion thereof), the Borrower will confirm the terms thereof by mailing a confirmation letter to the Lender signed by any authorized person. If the Lender elects to confirm the terms of the Term Loan (or any rate selection applicable to any portion thereof) to the Borrower, the Borrower will notify the Lender in writing within 10 days after the Borrower's receipt of such confirmation if it believes such confirmation to be inaccurate, and the Borrower hereby waives any right to contest the accuracy of such confirmation after such 10-day period. In the event of disagreement as to the terms of a transaction, the Lender's records shall govern, absence manifest error.

If any change in any law, rule, regulation or directive (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) imposes any condition the result of which is to increase the cost to the Lender of making, funding or maintaining any Fixed Rate Loan or reduces any amount receivable by the Lender hereunder in connection with a Fixed Rate Loan, the Borrower shall pay the Lender the amount of such increased expense incurred or the reduction in any amount received which the Lender determines is attributable to making, funding and maintaining the Fixed Rate Loans.

The Lender may elect to sell participations in or assign its rights under the Term Loan (or any portion thereof). The Borrower agrees that if it fails to pay the Term Loan when due, any purchaser of an interest in the Term Loan shall be entitled to seek enforcement of this Note. If the purchaser is permitted to do so pursuant to the terms of the participation agreement or assignment agreement between the Lender and such purchaser.

The Borrower hereby authorizes the Lender and any other holder of an interest in this Note (a "Holder") to disclose confidential information relating to the financial condition or operations of the Borrower (i) to any affiliate of the Lender or any Holder, (ii) to any purchaser or prospective purchaser of an interest in the Term Loan, (iii) to legal counsel, accountants, and other professional advisors to the Lender or any Holder, (iv) to regulatory officials,
(v) as requested or required by law, regulation or legal process or (vi) in connection with any legal proceeding to which the Lender or any other holder is a party.

If any amount payable hereunder is not paid when due, then any indebtedness from the Lender to the Borrower may be offset and applied toward the payment of all unpaid principal, interest and

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fees payable hereunder, whether or not such amounts, or any part thereof, shall then be due. The Borrower expressly waives any presentment, demand, protest or notice in connection with this Note now, or hereafter, required by applicable law and agrees to pay all costs and expenses of collection.

This Note is the Note issued pursuant to, and is entitled to the benefits of, the letter agreement between the Borrower and the Lender dated as of May 18, 2000 (which, as it may be amended or modified and in effect from time to time, is herein called the "Letter Agreement"), to which Letter Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which the maturity of this Note may be accelerated. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Letter Agreement.

THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, GIVING EFFECT, HOWEVER, TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. THE BORROWER AND THE LENDER EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER.


                                    WELCH ALLYN, INC.


                                    By:     /s/ Kevin E. Cahill
                                            ----------------------------------
                                    Title:  Vice President, Finance and
                                            Chief Financial Officer

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